Pricing Supplement No. 53 Dated: December 20, 2004	Filed pursuant to Rule 424(b)(2)
(To Prospectus Dated December 15, 2003, and Prospectus Supplement dated June 9, 2004) This Pricing Supplement consists of 3 pages.	File No. 333-100944

Protective Life Insurance Company Depositor InterNotes® Issued Through Protective Life Secured Trust 2004-53

1. The Notes

Trade Date: 12/20/2004 Original Issue Date: 12/23/2004 Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INTEREST RATE
74367CCE3	$13,565,000	100%	$339,125.00	$13,225,875.00	5.700%

INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO
SEMI-ANNUAL	12/15/2029	YES	YES	NO

SECURITIES EXCHANGE LISTING YES/NO	FUNDING AGREEMENT NO.
NO	GA-6052

Terms of Survivor's Option:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Optional Redemption Terms:
Optional Redemption Dates: 12/15/2009 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part
Optional Repayment Terms: Not Applicable.
Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Form of trust: [X] Delaware statutory trust [ ] Delaware common law trust
Trust Expiration Date: 12/15/2029
Special Tax Considerations: Not Applicable.
Rating of Notes: S&P AA Moody's Aa3
Securities Exchange Listing: [X] No [ ] Yes, Name of Exchange:______________
Additional Terms: Not Applicable.
Agents:
Banc of America Securities LLC
Incapital LLC
A.G. Edwards & Sons, Inc.
Bear, Stearns & Co. Inc.
Charles Schwab & Co., Inc.
Citigroup
Edward D. Jones & Co., L.P.
Fidelity Capital Markets, A Division of National Financial Services LLC
Merrill Lynch & Co.
Morgan Stanley
Prudential Securities
Raymond James
RBC Dain Rauscher, Inc.
UBS Financial Services, Inc.
Wachovia Securities

2. The Funding Agreement(s)

Funding Agreement Issuer: Protective Life Insurance Company
Deposit Amount: $13,565,015
Issue Price: $13,225,890
Effective Date: 12/23/2004
Interest Rate: 5.700%
Interest Payment Frequency: SEMI-ANNUAL
Stated Maturity Date: 12/15/2029
Survivor's Option: [X] Yes [ ] No
If yes:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Redemption: [X] Yes [ ] No
Early Redemption Dates: 12/15/2009 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part
Repayment: [ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Rating of Funding Agreement: S&P AA Moody's Aa3
Additional Terms: Not Applicable.

3. Other Information

Rating of Program: S&P AA Moody's Aa3

Protective Life Insurance Company Insurer Financial Strength Rating: S&P AA Moody's Aa3